Exhibit 3.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GOAL CAPITAL FUNDING, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

Dated as of October 1, 2005

GOAL CAPITAL FUNDING, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT dated as of October 1, 2005, adopted by Goal Financial, LLC, as the sole equity member (the “Initial Member”), and Orlando Figueroa, as the Independent Manager (as defined herein).

Preliminary Statement

The Initial Member formed a limited liability company (the “Company”) under the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), pursuant to that certain limited liability company agreement, dated as of August 11, 2005 (the “Original Agreement”), adopted by the Initial Member.

The Initial Member and the Independent Manager desire to amend and restate the Original Agreement.

Accordingly, the Initial Member and the Independent Manager hereby adopt the following as the “Limited Liability Company Agreement” of the Company (referred to herein as this “Agreement”) within the meaning of “limited liability company agreement”, as defined in Section 18-101(7) of the Act:

ARTICLE I

SECTION 1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the “Definitions Addendum” attached to this Agreement and shall otherwise have the meanings assigned to such terms in the Act.

ARTICLE II

SECTION 2.1 Formation. The Company was formed as a limited liability company pursuant to the provisions of the Act on August 11, 2005 by the filing of the Certificate of Formation with the office of the Secretary of State of Delaware. The Initial Member hereby adopts, confirms and ratifies said Certificate of Formation and all acts taken in connection therewith, including the execution and filing thereof by Howard L. Rosenberg as an authorized person of the Company within the meaning of the Act (the “Initial Authorized Person”).

Upon the execution of this Agreement, the powers of the Initial Authorized Person as an “authorized person” shall cease, and the Manager shall thereupon become the designated “authorized person” of the Company and shall continue as the designated “authorized person” of the Company within the meaning of the Act. The Manager shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

ARTICLE III

SECTION 3.1 Name. The name of the Company is Goal Capital Funding, LLC.

ARTICLE IV

SECTION 4.1 Purpose and Limitations on Activities. The Company shall limit its purposes and activities to (a) the execution and delivery from time to time of (i) one or more trust agreements (collectively, the “Trust Agreement”) with a corporate trustee, as trustee, and all amendments, amendment and restatements, supplements and other modifications thereto from time to time, (ii) one or more eligible lender trust agreements (collectively, the “Eligible Lender Trust Agreement”) with a corporate trustee that is an “eligible lender” under the Higher Education Act of 1965, as amended, as eligible lender trustee, and all amendments, amendment and restatements, supplements and other modifications thereto from time to time, (iii) various agreements and all amendments, amendment and restatements, supplements and other modifications thereto from time to time related to the origination, purchase or sale by the Company, and servicing, of student loans (collectively, the “Student Loan Agreements”), (iv) various underwriting agreements and other agreements relating to the offer, sale and issuance of notes or other securities relating to the student loans and all amendments, amendment and restatements, supplements and other modifications thereto from time to time, and (v) such other documents and agreements as are necessary or advisable for the Company to undertake and perform all of its rights, duties and obligations contained in the Trust Agreement, the Eligible Lender Trust Agreement and the Student Loan Agreements, including, without limitation, one or more indentures of trust between a business or statutory trust established by the Company and a corporate trustee, as trustee, and all amendments, amendment and restatements, supplements and other modifications thereto from time to time, providing for the issuance of obligations (such agreements and other documents and agreements contemplated by this paragraph, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, shall be collectively referred to herein as the “Transaction Documents”). For avoidance of doubt, the Transaction Documents shall include without limitation the documents and agreements listed on Schedule I hereto, and any similar documents or agreements to which the Company may be party from time to time, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time;

(b) the performance of functions and obligations pursuant to the Transaction Documents that are necessary or desirable to effectuate the foregoing (including without limitation the purchase and sale of student loans); and

(c) engaging in other lawful business as may be provided under the Act, so long as the same are necessary, appropriate or suitable to accomplish the objects or purposes specified above.

SECTION 4.2 Separateness. Except as contemplated by the Transaction Documents:

(a) the Company shall not

(i) consolidate or merge with or into any other Person or, to the fullest extent permitted by law, dissolve or liquidate in whole or in part or transfer its properties and assets substantially as an entirety to any Person, or

(ii) engage in any other action that is inconsistent with the separate legal identity of the Company and the Initial Member, including, without limitation (A) holding itself out as being liable for the debts of any other party; (B) forming, or causing to be formed, any subsidiaries; or (C) acting other than in its name and through its duly authorized officers or agents;

(b) the Company shall not engage in any joint activity or transaction of any kind with or for the benefit of any Affiliate, including loans to or from any Affiliate and any guarantee of the indebtedness of any Affiliate, except for

(i) entering into the agreements referenced in or contemplated by Section 4.1,

(ii) purchasing management services and leasing office space or equipment, in each case only to the extent necessary for the conduct of the Company’s business, and

(iii) payment of distributions to the Initial Member;

(c) the Company shall not create, incur, assume, guarantee or in any manner become liable in respect of any indebtedness, except as contemplated by Section 4.1, other than trade payables and expense accruals incurred in the ordinary course of business and which are incident to the purposes and activities of the Company as stated in Section 4.1 above;

(d) the Company shall not commingle its funds and assets with those of any Affiliate; and

(e) the Company (a) shall maintain its financial and accounting books and records separate from those of any other Person, (b) shall pay from its assets all obligations and indebtedness of any kind incurred by it, and shall not pay from its assets any obligations or indebtedness of any other Person, and (c) shall observe all formalities required by this Agreement and the laws of the State of Delaware.

SECTION 4.3 Authorization of Transactions. The Company is hereby authorized to execute, deliver and perform, and the Manager on behalf of the Company is hereby authorized to execute and deliver, the Transaction Documents to which the Company is a party, and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person, notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on the power of the Manager to enter into other documents, agreements or certificates on behalf of the Company.

ARTICLE V

SECTION 5.1 Registered Office; Other Offices. The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 9 East Loockerman Street, Dover, Delaware 19901. The Initial Member may establish other offices of the Company at such locations within or outside the State of Delaware as the Initial Member may determine.

ARTICLE VI

SECTION 6.1 Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 9 Loockerman Street, Dover, Delaware 19901.

ARTICLE VII

SECTION 7.1 Admission of Members. (a) By execution of this Agreement, the Initial Member is hereby admitted as a member of the Company and shall have such rights in and to the profits and losses of the Company and rights to receive distributions of the Company’s assets, and such other rights and obligations, as provided herein. The Initial Member shall initially own all of the Membership Interests.

(b) The Initial Member may issue additional Membership Interests and thereby admit to the Company one or more additional Persons as Members only if such new Member (i) has delivered to the Initial Member its capital contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Initial Member shall reasonably require to so admit such new Member to the Company.

SECTION 7.2 Initial Member. The name and the address of the Initial Member of the Company is as follows:

Goal Financial, LLC

9477 Waples Street, Suite 100

San Diego, California 92121

ARTICLE VIII

SECTION 8.1 Management. Management of the Company shall be vested in a manager of the Company (as defined in the Act) appointed by the Initial Member (a “Manager”). The Initial Member is hereby appointed as, and shall be, the initial Manager, until such time as the Initial Member appoints one or more Managers to replace the Initial Member. Each Manager shall perform duties as Manager as set forth in this Agreement and in the Act and may enter into contracts with Persons on behalf of the Company and engage in activities on behalf of the Company, including issuing, delivering and executing contracts, agreements and other documents in connection therewith, in each case in accordance with Section 4.1.

SECTION 8.2 Managers to Provide Information to the Initial Member. It shall be the duty of each Member other than the Initial Member to keep the Initial Member reasonably informed as to material events relating to the Company, including, without limitation, all claims pending or threatened against the Company and the execution by such Member on behalf of the Company of any material agreements or instruments.

SECTION 8.3 Independent Manager. As long as any Note or Other Obligation is outstanding, the Initial Member shall cause the Company at all times to have at least one Independent Manager who will be appointed by the Initial Member. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, it is intended that the Independent Managers shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 8.4. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Manager by a written instrument, and (ii) shall have executed a counterpart to this Agreement. In the event of a vacancy in the position of Independent Manager, the Initial Member shall, as soon as practicable, appoint a successor Independent Manager. All right, power and authority of the Independent Managers shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement and the Independent Managers shall have no authority to bind the Company. Except as provided in the second sentence of this Section 8.3, in exercising their rights and performing their duties under this Agreement, the Independent Managers shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

SECTION 8.4 Limitations on the Company’s Activities. The Initial Member shall not, so long as any Note or Other Obligation is outstanding, amend, alter, change or repeal the definition of “Independent Manager” or Sections 4.1, 7.1, 8.1, 8.3, 8.4, 11.1, 12.1, 13.1, 14.1, 15.1, 16.1, 16.2 or 16.3 or the Definitions Addendum of this Agreement without the unanimous written consent of the Manager and at least one Independent Manager. Subject to this Section 8.4, the Initial Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 16.3.

ARTICLE IX

SECTION 9.1 Initial Capital Contribution. The initial capital contribution to be made by the Initial Member, promptly hereafter, is described in Section 2.01 of the Contribution and Sale Agreement.

ARTICLE X

SECTION 10.1 Additional Contributions. The Members shall have no obligation to make any additional capital contribution to the Company after the date hereof, but the Initial Member may elect to do so from time to time.

ARTICLE XI

SECTION 11.1 Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Initial Member, subject to the limitation of Section 18-607 of the Act and the terms of this Article XI.

SECTION 11.2 Distribution upon Resignation. To the fullest extent permitted by law, including Section 18-306 of the Act, upon resignation, any resigning Member shall not be entitled to receive any distribution and shall not otherwise be entitled to receive the fair market value of its Membership Interest.

ARTICLE XII

SECTION 12.1 Transfers. (a) A Member other than the Initial Member may not Transfer any part of its Membership Interest without the prior written consent of the Initial Member. No transfer by any Member shall be permitted unless the proposed transferee shall have delivered to the Company an opinion of counsel that such proposed transfer shall not cause the Company to be treated as a publicly traded partnership for U.S. federal income tax purposes. Any purported Transfer of any Membership Interest in contravention of this Section 12.1 shall be, to the fullest extent permitted by law, null and void and of no force or effect whatsoever.

(b) The Initial Member shall admit a transferee of a Member’s Membership Interest to the Company only if (i) such transferee has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto and (ii) such transferee has delivered such additional documentation as the Initial Member shall reasonably require to so admit such transferee to the Company. Notwithstanding anything contained herein to the contrary, both the Company and the Initial Member shall be entitled to treat the transferor of a Membership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Transfer that conforms to the requirements of this Section 12.1 and is reasonably satisfactory to the Initial Member has been received by the Company. The effective date of any Transfer permitted under this Agreement shall be the close of business on the day of receipt thereof by the Company.

SECTION 12.2 Restrictions on Expulsion. No Member shall be expelled as a Member by the other Members or the Manager under any circumstances.

ARTICLE XIII

SECTION 13.1 Liability of Members. Except as required by the Act, neither the Initial Authorized Person nor any Member or any Manager, agent, shareholder, director, employee or incorporator of any Member will be liable for the debts, obligations and liabilities of the Company or any other Member, whether arising in contract, tort or otherwise, which debts, obligations and liabilities shall be solely the debts, obligations and liabilities of the Company or such other Member, as applicable.

ARTICLE XIV

SECTION 14.1 Exculpation and Indemnification of Members. (a) No Member of the Company shall be personally liable to the Company or its members for monetary damages for breach of fiduciary duty as a member for any claims or demands whatsoever. If Delaware law hereafter is amended, then, in addition to the elimination of liability provided by the preceding sentence, the liability of each Member shall be eliminated or limited to the fullest extent provided or permitted by the amended Act. Any repeal or modification of this paragraph (a) shall not adversely affect any right or protection of a member under this paragraph (a), as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this paragraph (a), prior to such repeal or modification.

(b) The Company shall, to the fullest extent permitted by Delaware law as in effect from time to time, indemnify any Person against all liability and expense (including attorneys’ fees) incurred by reason of the fact that such Person is or was a Member or Manager of the Company or, while serving a Member or the Manager of the Company, such Person is or was serving at the request of the Company as a Member, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity. Expenses (including attorneys’ fees) incurred in defending an action, suit, or proceeding may be paid by the Company in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by Delaware law as determined by the members of the Company. The Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Manager, employee, fiduciary, or agent of the Company against any liability asserted against and incurred by such Person in any such capacity or arising out of such Person’s position, whether or not the Company would have the power to indemnify against such liability under the provisions of this paragraph (b). The indemnification provided by this paragraph (b) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the this Agreement or the certificate of formation of the Company, any agreement, vote of members, statute or otherwise, and shall inure to the benefit of their heirs, successors, executors, and administrators. The provisions of this paragraph (b) shall not be deemed to preclude the Company from indemnifying other persons from similar or other expenses and liabilities as the members may determine in a specific instance or by resolution of general application.

(c) The indemnification provided by the this Agreement will continue as to a person who has ceased to be a member or the manager of the Company and will inure to the benefit of the heirs, executors and administrators of such member or manager, as the case may be.

(d) This Article XIV shall survive any termination of this Agreement and the dissolution of the Company.

ARTICLE XV

SECTION 15.1 Duration and Dissolution. (a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) subject to the provisions of Section 16.9, the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the last remaining Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by such Member of all of its limited liability company interest in the Company and the admission of the transferee, or (ii) the resignation of such Member and the admission of an additional member of the Company), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of such event, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b) Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of a Member or a Special Member shall not cause such Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) In the event of dissolution of the Company, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

ARTICLE XVI

SECTION 16.1 Bankruptcy. Except by the unanimous consent of all Managers and at least one Independent Manager, the Company shall not file a voluntary petition in bankruptcy or otherwise seek relief under Title 11 of the United States Code or any successor statute thereto, or under any similar applicable state law.

SECTION 16.2 Tax Treatment of the Company. It is intended that, so long as the Company has no more than one Member, the Company shall be treated as an entity the existence of which is disregarded as separate from such Member for U.S. federal income tax purposes. In the event the Company has more than one Member, it is intended that the Company shall be treated as a partnership that is not a publicly traded partnership for U.S. federal income tax purposes. Notwithstanding any other provision of this Agreement, neither the Company nor any Member shall take any action inconsistent with such intentions.

SECTION 16.3 Amendments. This Agreement may be amended only by written instrument executed by the Initial Member and provided that, to the extent required under Section 8.4 hereof, the Independent Manager shall have consented to such amendment.

SECTION 16.4 Headings. The titles of Sections of this Agreement are for convenience or reference only and shall not define or limit any of the provisions of this Agreement.

SECTION 16.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles thereof.

SECTION 16.6 Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

SECTION 16.7 Further Assurances. The Initial Member shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

SECTION 16.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

SECTION 16.9 Continuation of Company. (a) Upon the occurrence of any event that causes the last remaining Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by such Member of all of its limited liability company interest in the Company and the admission of the transferee, or the resignation of such Member and the admission of an additional member of the Company), each person acting as an Independent Manager pursuant to Section 8.3 shall, without any action of any Person and simultaneously with such Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution.

(b) No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Section 8.3; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member, appointed by the personal representative of the last remaining Member.

(c) Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company.

(d) A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company.

(e) In order to implement the admission to the Company of each Special Member, each person acting as an Independent Manager pursuant to Section 8.3 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Manager pursuant to Section 8.3 shall not be a member of the Company.

SECTION 16.10 Amendment and Restatement. This Agreement amends and restates the Original Agreement as of the date first above written.

IN WITNESS WHEREOF, this Agreement has been signed as of the date first above written.

GOAL FINANCIAL, LLC, as Initial Member and Manager

By:	/s/ Seamus Garland
Name:	Seamus Garland
Title:	Secretary

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Orlando Figueroa, as Independent Manager

By:	/s/ Orlando Figueroa
Name:	Orlando Figueroa
Title:	Independent Manager

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DEFINITIONS ADDENDUM TO THE

LIMITED LIABILITY COMPANY AGREEMENT

“Act” means the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.

“Affiliate” means, with respect to any Person, any Person or group of Persons acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person or group of Persons, shall mean the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement, including any actions amending, modifying or supplementing this Limited Liability Company Agreement.

“Certificate of Formation” means the certificate of formation of the Company, as filed with the Secretary of State of the State of Delaware on August 11, 2005, as amended from time to time.

“Company” means Goal Capital Funding, LLC, a Delaware limited liability company.

“Indenture” means the Indenture of Trust dated as of October 1, 2005 among Goal Capital Funding Trust, as issuer, and JPMorgan Chase Bank, N.A., as indenture trustee and as eligible lender trustee.

“Independent Manager” means a natural person who at the date of his appointment as a Manager is “Independent” (as such term is defined in the Indenture).

“Initial Member” has the meaning assigned in the preamble.

“Manager” is defined in Section 8.1.

“Member” means the Initial Member and includes any Person that is admitted as a member of the Company, each in its capacity as a member of the Company, in each case for so long as such Person continues to be a member of the Company, provided, however, the term “Member” shall not include the Special Members.

“Membership Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“Note” shall have the meaning set forth in the Indenture.

“Other Obligation” shall have the meaning set forth in the Indenture.

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“Person” means an individual, partnership, corporation, trust (including a statutory or business trust), limited liability company, joint stock company, association, joint venture, government or any agency or political subdivision thereof or any other entity of whatever nature.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 16.9, a person acting as Independent Manager, in such person’s capacity as a member of the Company. A Special Member shall have only the rights and duties expressly set forth in this Agreement.

“Transfer” means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, whether direct or indirect, voluntary or involuntary, by operation of law or otherwise and, as a verb, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

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Schedule I

A.	Underwriting Agreement, dated September 28, 2005, among the Initial Member, the Company and Deutsche Bank Securities Inc., Barclays Capital Inc., UBS Securities LLC and Goldman, Sachs & Co., as underwriters.

B.	Loan Purchase Agreement, dated as of October 1, 2005, among the Company, Goal Capital Funding Trust and the eligible lender trustees party thereto.

C.	Amended and Restated Trust Agreement, dated as of October 1, 2005, between the Company and Wilmington Trust Company, as Delaware trustee.

D.	Eligible Lender Trust Agreement, dated as of October 1, 2005, between the Company and the eligible lender trustee party thereto.

E.	Student Loan Servicing Agreement, dated as of October 1, 2005, between the Company and Great Lakes Educational Loan Services, Inc.

F.	Federal FFEL Servicing Agreement, dated as of October 1, 2005, between Company and ACS Education Services, Inc.

G.	Assignment Agreement, dated as of October 1, 2005, among Higher Education Funding III, LLC (“HEF III”), the Company, The Bank of New York Trust Company, N.A., as eligible lender trustee for HEF III, JPMorgan Chase Bank, N.A., as eligible lender trustee for the Company, and the other parties thereto.

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